Exhibit 99.1

FOR IMMEDIATE RELEASE

November 10, 2004

Contact: Terrence R. Thomas

or Terry E. George

(614) 356-5000

DOMINION HOMES ANNOUNCES COST SAVING INITIATIVES

DUBLIN, Ohio – Dominion Homes, Inc. (NASDAQ:DHOM) — In a conference call on Tuesday, November 9, 2004 at 2:00pm (ET), along with a web cast live via DominionHomes.com, Douglas G. Borror, Chairman and Chief Executive Officer of Dominion Homes, discussed the housing market decline in the Midwest Region, which resulted in lower than expected sales for Dominion Homes in the third quarter; down 16% year-over-year. In addition, the Company had a backlog at September 30, 2004 of 845 sales contracts with an aggregate sales value of $166 million down 36% from the backlog one year previously of 1,326 with an aggregate sales value of $251.2 million.

During the call, Borror announced the following initiatives:

•	A commitment to maintaining market share in both Central Ohio and Kentucky by offering the best locations, well-positioned products, and competitive pricing.

•	A reduction in full-time staff through attrition as well as restructuring, from a high of just under 700 in May of 2004 to under 600 today.

•	A non-personnel overhead reduction plan to review and analyze day-to-day operating costs and construction expenses.

•	An aggressive inventory management plan that includes inventory homes, developed lots, sites under construction, and its land pipeline.

•	And a review of future land needs, including the evaluation of every piece of ground under contract.

Borror concluded the conference call with the following statement, “While the third quarter has presented us with many challenges, we are still positioned to deliver the third best year in our Company’s history.”

On November 8, 2004, Dominion announced third quarter earnings from continuing operations to be $.91 per diluted share. Today, Dominion announces, for the full year 2004, the Company expects earnings to be in the range of $2.25 to $2.50 per diluted share.

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “The Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. There are currently over 55 Dominion Homes locations in Central Ohio and Louisville and Lexington, Kentucky. Additional information about the Company and its homes is located on its website.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially.

Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, change in demand from first time home buyers, levels of competition and other factors described in the Company’s Annual Report and Form 10-K for the year ended December 31, 2003. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.